Poplar Forest Capital LLC
Code of Ethics

As of: December 2009

Poplar Forest Capital LLC	Code of Ethics
As of December 2009

Table of Contents

Statement of General Policy	3
Standards of Business Conduct	4
Definitions	4
Prohibition Against Insider Trading	6
What is Material Information	6
What is Nonpublic Information	6
Identifying Inside Information	6
Contacts with Public Companies	7
Tender Offers	7
Restricted Lists	7
Additional Prohibitions	7
Confidentiality of Transactions	7
Outside Business Activities and Directorships	7
Interested Transactions	8
Unlawful Actions	8
Personal Securities Transactions	8
Pre-Clearance Required for Participation in IPOs	8
Pre-Clearance Required for Private or Limited Offerings	9
Pre-Clearance Required for all Publicly Traded Securities	9
Blackout Period	9
Reporting Requirements	9
Monitoring and Review of Personal Securities Transactions	10
Gifts and Entertainment	10
Certification	11
Further Information	11
Records	11
Reporting	11
Violations and Sanctions	11
Annual Report to the Board	12
Attestation	13

Poplar Forest Capital LLC	Code of Ethics
As of December 2009

Statement of General Policy
This Code of Ethics (“Code”) has been adopted by Poplar Forest Capital LLC (“Company”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) as well as Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).

This Code establishes rules of conduct for Access Persons and others related to the Company and is designed, among other things, to govern personal securities trading activities in their accounts. The Code is based upon the principle that Access Persons owe a fiduciary duty to conduct their affairs, including personal securities transactions, in such a manner as to avoid (i) serving personal interests ahead of client interests, (ii) taking inappropriate advantage of their position with the Company and (iii) actual or potential conflicts of interest or abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards maintained by Poplar Forest Capital LLC are applied.  The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct.

Pursuant to Section 206 of the Advisers Act and Rule 17j-1 of the 1940 Act, both Poplar Forest Capital LLC and its Access Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct, especially as it relates to knowledge of the investments and investment intentions of the Company.  Compliance with these sections involves more than acting with honesty and good faith alone.  It means that Poplar Forest Capital LLC has an affirmative duty to act in the best interests of its clients. Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Company and its advisees.

Poplar Forest Capital LLC and its Access Persons are subject to the following specific fiduciary obligations when dealing with clients:
•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to seek the best execution for a client’s transactions, with all factors considered, when the Company is in a position to direct brokerage transactions for the client;
•	The duty to believe that investment advice is suitable and reflective of the client’s objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Poplar Forest Capital LLC expects every Access Person to demonstrate high standards of ethical conduct for continued employment with Poplar Forest Capital LLC.  Strict efforts to comply with the provisions of the Code shall be considered a basic condition of employment with Poplar Forest Capital LLC.  Access Persons are urged to seek the advice of the Chief Compliance Officer (“CCO”) for any questions about the Code or the application of the Code to their individual circumstances.  Access Persons also should understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Poplar Forest Capital LLC.

The provisions of the Code are not all-inclusive.  Rather, they are intended as a guide for Access Persons of Poplar Forest Capital LLC in their conduct.  In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO.  The CCO may grant exceptions to certain provisions contained in the Code in those situations when it seems clear that the interests of our clients ought not be adversely affected or compromised.  All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of Access Persons.

Poplar Forest Capital LLC	Code of Ethics
As of December 2009

A copy of this Code shall be made available to any individual who makes such a request in writing to Poplar Forest Capital LLC.

Standards of Business Conduct
Poplar Forest Capital LLC places the highest priority on maintaining its reputation for integrity and professionalism.  The confidence and trust placed in our Company by our clients is something we value and endeavor to protect.  The following Standards of Business Conduct set forth policies and procedures to achieve these goals.  This Code is intended to comply with the various provisions of the Advisers Act and the 1940 Act, and also requires that all Access Persons comply with the various applicable provisions of: the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Rule 17j-1 of the 1940 Act generally seeks to address conflicts of interest situations involving persons having knowledge of the investments and investment intentions of the Company. Such policies and procedures are contained in this Code.  The Code also contains policies and procedures with respect to personal securities transactions of all Poplar Forest Capital LLC’s Access Persons as defined herein.  These procedures cover transactions in a Reportable Security in which an Access Person has a Beneficial Interest in or accounts over which the Access Person exercises control as well as transactions by members of the Access Person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Poplar Forest Capital LLC or its agents or Access Persons to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices.  Rule 17j-1 of the 1940 Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of Securities Held or to be Acquired by investment advisers or their advisees if effected by Access Persons of such companies. This Code contains provisions that prohibit these and other enumerated activities and are reasonably designed to detect and prevent violations of the Code, the Advisers Act, the 1940 Act, and rules thereunder.

Definitions
For the purposes of this Code, the following definitions shall apply:

“Access Person” means any director, officer, general partner, or Advisory Person (as defined below) of the Company.

“Account” means accounts of any Access Person and includes accounts of the Access Person’s immediate family members (any relative by blood or marriage living at the same address as the Access Person), and any account in which he or she has a direct or indirect Beneficial Interest, such as trusts and custodial accounts or other accounts in which the Access Person has a Beneficial Interest or can exercise investment authority. In addition, “Account” shall be considered to include accounts over which the Access Person may have substantial influence but not control.

An “Advisory Person” of the Company is: (i) any employee (or other persons occupying a similar status or performing similar functions, including contract workers if their work is of an ongoing nature and includes access to Company investment decisions) of the Company, or any natural person in a Control (as defined below) relationship with the Company, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Company or an advisee, or whose functions relate to the making of any recommendation with respect to such purchases or sales; or (ii) any natural person in a Control relationship with the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of any Covered Security by the Company or an advisee.

Poplar Forest Capital LLC	Code of Ethics
As of December 2009

“Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A Beneficial Interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the Beneficial Owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

“Company” shall mean Poplar Forest Capital LLC, a Delaware limited liability company.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the 1940 Act; provided however, that exchange traded funds structured as unit investment trusts or open-end funds shall be deemed “Covered Securities” hereunder. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Direct obligations of the United States Government; (ii) Open-ended investment company; or (iii) Any account in which the adviser or employee has no direct or indirect influence or control.

Poplar Forest Capital LLC	Code of Ethics
As of December 2009

“Security Held or to be Acquired” by the Company means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Company’s advisees; or (B) is being or has been considered by the Company for imminent purchase by the Company’s advisees; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

Prohibition Against Insider Trading
No Access Person may trade, either personally or on behalf of others (such as investment funds and private accounts advised by Poplar Forest Capital LLC), while in the possession of material, nonpublic information, nor may any Access Persons of the Company communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?
Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities.  No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information also may relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may, in some contexts, be material.  Prepublication information regarding reports in the financial press also may be material.  For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on pre-publication information about The Wall Street Journal’s “Heard on the Street” column.

You also should be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Poplar Forest Capital LLC's securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?
Information is “public” when it has been disseminated broadly to investors in the marketplace.  For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information
Before executing any trade for yourself or others, including investment funds or private accounts advised by Poplar Forest Capital LLC, you must determine whether you have access to material, nonpublic information.  If you think that you might have access to material, nonpublic information, you should take the following steps:
A.	Report the information and proposed trade immediately to the CCO.
B.	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts advised by the Company.
C.	Do not communicate the information inside or outside the Company, other than to the CCO.
D.	After the CCO has reviewed the issue, the Company will determine whether the information is material and nonpublic and, if so, what action the Company will take.

Poplar Forest Capital LLC	Code of Ethics
As of December 2009

E.	You should consult with the CCO before taking any action. This degree of caution should protect you, our clients, and the Company.

4. Contacts with Public Companies
Contact with public companies may represent an important part of the Company’s research efforts.  The Company may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, an Access Person of Poplar Forest Capital LLC or other person subject to this Code becomes aware of material, nonpublic information.  This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors.  In such situations, Poplar Forest Capital LLC must make a judgment as to its further conduct.  To protect yourself, our clients and the Company, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces significant gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Access Persons of Poplar Forest Capital LLC and others subject to this Code should exercise caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted Lists
Although Poplar Forest Capital LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information, take appropriate procedures to establish restricted lists in certain securities.

The CCO may place certain securities on a “restricted list.”  Access Persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed on such a restricted list.  Securities issued by companies about which a number of Access Persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.  The CCO shall take steps to immediately inform all Access Persons of the securities listed on the restricted list.

Additional Prohibitions
1. Confidentiality of Company Transactions
Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course of business, all information concerning the securities “being considered for purchase or sale” by the Company shall be kept confidential by all Access Persons and disclosed by them only on a “need to know” basis.

2. Outside Business Activities and Directorships
Access Persons may not engage in any outside business activities that are likely to give rise to conflicts of interest or jeopardize the integrity or reputation of the Company. Similarly, no such outside business activities may be inconsistent with the interests of the Company. All directorships of public or private companies held by Access Persons shall be reported to the CCO.

Poplar Forest Capital LLC	Code of Ethics
As of December 2009

3. Interested Transactions
No Access Person shall recommend any transaction in any Covered Securities to the Company without having disclosed to the CCO his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

4. Unlawful Actions
Access Persons may not engage in any investment transaction under circumstances in which such Access Person would benefit from, or which interfere with, the purchase or sale of investments by the Company. In addition, Access Persons may not use information concerning the investments or investment intentions of the Company, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Company.

Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Company. In this regard, Access Persons should recognize that Rule 17j-1 of the 1940 Act makes it unlawful for any affiliated person of the Company, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Company to:

A.	employ any device, scheme or artifice to defraud the Company;

B.
make any untrue statement of a material fact to the Company or omit to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

C.	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Company; or

D.	engage in any manipulative practice with respect to the Company.

Personal Securities Transactions
Poplar Forest Capital LLC has adopted the following principles governing personal investment activities by Poplar Forest Capital LLC's Access Persons:
•	The interests of client accounts will be placed first at all times;
•
All personal securities transactions will be conducted in such manner as to seek to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Access Persons must not take inappropriate advantage of their positions.

1. Pre-Clearance Required for Participation in IPOs
As a matter of policy, Poplar Forest Capital does not itself invest in initial public offerings (IPOs). If at some point in the future the Company should choose to invest in IPOs, at that time specific procedures will be developed which are designed to ensure compliance with applicable rules and regulations, including pre-clearance for participation in IPOs. All prospective transactions by Access Persons in IPOs are subject to pre-clearance by the CCO.

Poplar Forest Capital LLC	Code of Ethics
As of December 2009

2. Pre-Clearance Required for Private or Limited Offerings
As a matter of policy, Poplar Forest Capital does not itself invest in private or limited offerings. If at some point in the future the Company should choose to invest in private or limited offerings, at that time specific procedures will be developed which are designed to ensure compliance with applicable rules and regulations, including pre-clearance for participation in private or limited offerings. All prospective transactions by Access Persons in private or limited offerings are subject to pre-clearance by the CCO.

3. Pre-Clearance Required for all Publicly Traded Securities
No Access Person may directly or indirectly acquire or dispose of Beneficial Ownership of any publicly traded securities without the prior written approval of the CCO. Pre-clearance should be requested by sending an email request to the CCO and tradeapproval@poplarforestllc.com. Advance trade clearance in no way waives or absolves any Access Person of the obligation to abide by the provisions, principles, and objectives of this Code. Post-approval is not permitted.

4. Blackout Period
No Access Person may directly or indirectly acquire or dispose of Beneficial Ownership in a Reportable Security one week prior to or one week after the effective trade date for any security traded in an advised portfolio or any accounts advised on a discretionary basis. For the purpose of this blackout period it is irrelevant whether the trade in the portfolio or the discretionary accounts is a purchase or a sale of a specific security.  This week-long blackout trading restriction affects all accounts of Access Persons and any others subject to this Code. In cases of certain personal financial hardships, exemptions to the blackout period may be granted at the discretion of the CCO. In such cases, the circumstances of the situation for which the exemption was given must be documented in writing.

5. Reporting Requirements
Every Access Person shall provide initial and annual holdings reports to the CCO which should contain the information described below. It is the policy of Poplar Forest Capital LLC that each Access Person must arrange for his/her brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the CCO and/or the Company’s designee (at present, that designee is Conifer Securities). If the requirements of the Quarterly Transaction Reports described below are satisfied under 1940 Act Rule 17j-1(d)(2)(v) and Advisers Act Rule 204A-1(b)(3)(iii) by the brokerage account statements submitted, the Quarterly Transaction Reports are not required. In addition, the Quarterly Transaction Reports are not required for transactions effected pursuant to an automatic investment plan.

A.      Initial and Annual Holdings Report
Every Access Person must, no later than 10 days after becoming an Access Person (and the information must be current as of no more than 45 days prior to the reporting date), and no later than 30 days after the end of each calendar year, report the following information:
i.
The title and type, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Covered Security and/or reportable fund in which the Access Person had any direct or indirect Beneficial Ownership;

ii.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and
iii.	The date the report is submitted by the Access Person.

Initial/Annual Holdings Report forms will be provided by the CCO for reporting purposes.

Poplar Forest Capital LLC	Code of Ethics
As of December 2009

B.      Quarterly Transaction Reports
Within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the CCO of all transactions occurring in the quarter in a Covered Security in which he or she had any Beneficial Ownership. A quarterly securities transaction report must contain the following information with respect to each reportable transaction:
i.	Date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security involved;
ii.	Nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
iii.	Price of the Covered Security at which the transaction was effected;
iv.	Name of the broker, dealer or bank with or through whom the transaction was effected; and
v.	Date the report is submitted by the Access Person.

In addition, within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the CCO of all accounts established by the Access Person which held any securities during the quarter in which he or she had any Beneficial Ownership. A quarterly securities transaction report must contain the following information with respect to each account:
vi.	Name of the broker, dealer or bank with whom the Access Person established the account;
vii.	The date the account was established; and
viii.	The date the report is submitted by the Access Person.

Quarterly Transaction Report forms will be provided by the CCO for reporting purposes.

A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

6. Monitoring and Review of Personal Securities Transactions
The CCO or a designee will monitor and review all reports required under the Code for compliance with Poplar Forest Capital LLC’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed Poplar Forest Capital LLC. Any transactions for any accounts of the CCO will be reviewed by another designated supervisory person. The CCO shall at least annually identify all Access Persons who are required to file reports pursuant to the Code and will inform such Access Persons of their reporting obligations.

Gifts and Entertainment
Every Access Person should promptly disclose to the CCO any qualifying gift or entertainment received or given in connection with business conducted on behalf of Poplar Forest Capital LLC. For purposes of this provision, a “qualifying” gift or entertainment is defined as any single gift or entertainment in excess of $50 as well as any series of gifts or entertainment that accumulates to greater than $250 in any rolling 90-day period. Approval to accept or receive qualifying entertainment shall be obtained in writing from the CCO. It shall be in violation of this Code for any supervisory person to accept or give gifts or entertainment to any outside party which can be considered unreasonable and excessive by industry standards.  The purpose of this policy is to maintain unimpaired the ability of such person to be disinterested when required, in the course of business, to make judgments and/or recommendations on behalf of the Company.

Poplar Forest Capital LLC	Code of Ethics
As of December 2009

Certification
All Access Persons will be provided with a copy of the Code and must upon initial employment and annually thereafter certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all securities accounts and transactions as required by the Code.

All Access Persons shall receive promptly any material amendments to the Code and must certify to the CCO in writing that they have: (i) received a copy of the material amendment; (ii) read and understood such amendment; (iii) and agreed to abide by the Code as amended.

Further Information
Access Persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Records
All records shall be maintained in accordance with Rules 204-2 under the Advisers Act and Rule 17j-1(f) under the 1940 Act. The CCO shall maintain or cause to be maintained in a readily accessible place the following records:
1.	A copy of any code of ethics adopted by the Company pursuant to Advisers Act Rule 204A-1 and 1940 Act Rule 17j-1 which is or has been in effect during the past five years;
2.
A record of any violation of Poplar Forest Capital LLC's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

3.
A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Access Person, which shall be retained for five years after the individual ceases to be an Access Person of Poplar Forest Capital LLC;

4.
A copy of each required report made by an Access Person, including a copy of each brokerage account statement made in lieu of holding and transaction reports pursuant to Advisers Act Rule 204A-1 and 1940 Act Rule 17j-1(d)(1), for at least five years from the end of the fiscal year in which the report is made or the information is provided;

5.	A list of all persons who are, or within the preceding five years have been, Access Persons;
6.
A record of any decision and reason(s) supporting such decision to approve an Access Person’s acquisition of securities in IPOs and/or private or limited offerings and/or publicly traded securities within the past five years after the end of the fiscal year in which such approval is granted;

7.
A record of any decision and reason(s) supporting such decision by the CCO to grant an exemption to the blackout period trading restriction within the past five years after the end of the fiscal year in which such approval is granted;

8.
A file or log of any qualifying gifts or entertainments received or given by Access Persons of Poplar Forest Capital LLC within the past five years after the end of the fiscal year in which such approval is granted;

9.	A copy of each annual report to the board (described immediately below) must be maintained for at least five years from the end of the fiscal year in which the report is made.

Reporting
1. Violations and Sanctions
All Access Persons shall promptly report to the CCO all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will itself constitute a violation of the Code.

Poplar Forest Capital LLC	Code of Ethics
As of December 2009

The CCO shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of employment with the Company.

2. Annual Report to the Board
On an annual basis, the Chief Compliance Officer of Poplar Forest Capital LLC shall prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations, and submit the information to the Chief Compliance Officer of any registered investment company for whom Poplar Forest Capital LLC acts as investment adviser for review by the investment company's Board of Trustees.

On an annual basis, the Chief Compliance Officer of Poplar Forest Capital LLC shall certify to the Board of Trustees of any registered investment company for whom Poplar Forest Capital LLC acts as investment adviser that Poplar Forest Capital LLC has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

Poplar Forest Capital LLC	Code of Ethics
As of December 2009

Poplar Forest Capital LLC
Code of Ethics
Attestation
I have read and reviewed the entire contents of Poplar Forest Capital LLC’s Code of Ethics and have obtained an interpretation of any provision about which I had a question. I accept responsibility for understanding, complying with and, when appropriate, seeking guidance regarding the Code.

I will report violations of the Code, laws or other Company policies of which I am aware or that I suspect have taken place. I understand that I am required to cooperate fully with Poplar Forest Capital LLC in any investigation of violations. I understand that my failure to comply with the Code or other policies or procedures may result in disciplinary action, up to and including termination.

PRINTED NAME:
SIGNATURE:	DATE: